SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2008

GRILL CONCEPTS, INC.

(Exact name of registrant as specified in Charter)

Delaware	0-23226	13-3319172
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

6300 Canoga Avenue, Suite 1700

Woodland Hills, California 90049

(Address of Principal Executive Offices)(Zip Code)

818-251-7000

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2008, the Board of Directors of Grill Concepts, Inc. (the “Company”) approved the Grill Concepts, Inc. Executive Compensation Deferral Plan (the “Plan”). The Plan is an unfunded, nonqualified deferred compensation plan maintained for a select group of management or highly compensated employees, including the Company’s named executive officers. Participants may elect, in advance, to defer up to 100% of their annual salary and/or bonus, and the Company may, at its sole discretion, make contributions to the account of any or all participants. Employee contributions to the Plan are fully vested and Company contributions, if any, vest based on schedules established by the Company at the time of contribution. Contributions to the Plan are invested in securities selected by the employee based on a list of permitted investments determined by the Plan administrator. The Plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution thereof in accordance with a participant’s previously made distribution election(s). Insurance annuity contracts provide funding for the Plan, however the annuity contracts are owned by the Company and remain subject to the claims of the Company’s general creditors.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 and incorporated herein.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Grill Concepts, Inc. Executive Compensation Deferral Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GRILL CONCEPTS, INC.
Dated: June 4, 2008
	By:	/s/ Wayne Lipschitz
Wayne Lipschitz
Chief Financial Officer

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